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Centrum Industries, Inc.
Exhibit 21 - Subsidiaries of the Registrant

The direct and indirect subsidiaries of Centrum Industries, Inc. and their state or territory of incorporation are as follows as of June 8, 1998:

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
Name of Subsidiary                              State or Territory

McInnes Steel Company                           Pennsylvania
McInnes Services, Inc.                          Delaware
Erie Bronze & Aluminum Company                  Pennsylvania
Eballoy Glass Products Company                  Pennsylvania
McInnes International, Inc.                     U.S. Virgin Island
Taylor Forge Company                            Tennessee
American Handling, Inc.                         Ohio
Northern Steel Company                          Washington
Micafil, Inc.                                   Delaware
LaSalle Exploration, Inc.                       Ohio
Micafil - Axis, LLC (50% equity ownership)      Delaware
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